Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Second Quarter Results
Torrance, California — September 9, 2009 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced improved second quarter and year-to-date earnings in the following letter to stockholders from Robert A. Virtue, President and CEO:
Our results for the second quarter and six months ending July 31 reflected the challenging economic conditions and budgetary pressures on state and local governments across much of the country. Revenue for the quarter declined 7.0%, from $80,216,000 to $74,623,000. Pre-tax operating income for the quarter increased, from $5,714,000 to $7,093,000. Through six months, revenue is down 7.1%, from $109,410,000 to $101,672,000. Pre-tax operating income for the first six months increased from $1,167,000 to $2,206,000. Here are the numbers:

	Three Months Ended		Six Months Ended
	7/31/2009	7/31/2008	7/31/2009	7/31/2008
		(In thousands, except share data)

Net sales	$74,623	$80,216	$101,672	$109,410
Cost of sales	48,847	54,327	67,596	73,968

Gross profit	25,776	25,889	34,076	35,442
Selling, general administrative & other expense	18,683	20,175	31,870	34,275

Income before taxes	7,093	5,714	2,206	1,167
Income tax provision	3,047	2,202	1,147	511

Net income	$4,046	$3,512	$1,059	$656

Net income per share — basic	$0.29	$0.24	$0.07	$0.05
Net income per share — diluted	$0.29	$0.24	$0.07	$0.05
Weighted average shares outstanding — basic	14,151	14,423	14,170	14,426
Weighted average shares outstanding — diluted	14,154	14,451	14,170	14,443
Cash dividend declared	$—	$—	$0.05	$0.05

	7/31/2009	1/31/2009	7/31/2008

Current assets	$89,559	$57,799	$96,171
Non-current assets	59,614	60,276	60,144
Current liabilities	48,594	27,664	47,268
Non-current liabilities	34,126	24,248	38,592
Stockholders’ equity	66,453	66,163	70,455
We are operating in what continues to be a difficult environment for publicly funded markets. While our profits have improved on a 7% decline in sales, we are very concerned about future orders as states continue to lay-off and furlough employees. Our national sales force is in direct contact with school business officials and major dealers on a daily basis. The feedback from school officials and dealers is that there is uncertainty going forward as to the source and amount of funding which will be available for schools. While there has been some activity on the stimulus money for schools, it has not had a significant impact on our business. Year-to-date orders through July 31, 2009, are down approximately 12.0% compared to the same period last year. So, as we have all year, we remain cautious and dedicated to managing the things that we do have control of until the recession ends. Primary among those things is our balance sheet, which remains a point of strength for us: at July 31, 2009, inventories were down $5 million or more than 10% from the prior year, bank borrowings were down $7.6 million or 22% from the prior year. Strategically, we have continued to make progress on our new product initiatives, to which we assign partial credit for our relatively modest decline in revenue. We also continue to build partnerships with vendors and distributors who expand our reach by broadening our product assortment and our channels of distribution.

One of the things we’re proudest of over the past several years is that we’ve been able to manage fluctuations in demand without layoffs. When people lose their jobs, the pain and instability extend far beyond their immediate family. We consider our employees to be one of the five constituencies critical to our success, along with stockholders, customers, financial partners, and suppliers. When pundits talk about sustainability, we believe one of the first things to look for is a fair balance among these constituents, which sometimes have conflicting goals. Maximizing any single element creates a weaker link in the chain somewhere else, and inevitably it’s that weak link that brings down the enterprise.
Returning to hard metrics, we experienced modest improvements in gross margins as raw material costs remained stable through the summer. This is in stark contrast to last year, when steel, plastic, and fuel costs nearly doubled during our peak delivery months. Stable raw materials allowed us to pass savings along to our educational customers, many of whom are facing dire budgetary crises of their own. Our gross margins improved from 32.4% to 33.5% through six months. Below-the-line efficiencies in freight, installation and project management contributed to a near-doubling of pre-tax income, from $1,167,000 to $2,206,000.
Looking forward, we still see storm clouds on the horizon. Overall weakness in the economy portends several years of strained budgets for school districts and other publicly-funded agencies. Despite the good intentions of the American Recovery and Reinvestment Act (ARRA), we have yet to see many meaningful impacts at operational ground zero for the public schools. Perhaps the first step truly is stabilization, after which everyone can work to re-establish normal operations. We share the President’s belief that the best long-term solution to this recession is education. Our experienced and dedicated American employees continue to develop the products and provide the services to support this important effort.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2009, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing